Exhibit 99.1

                 PolyMedica Mourns Passing of Chairman of Board

                    James J. Mahoney, Jr., Named New Chairman

     WAKEFIELD, Mass.--(BUSINESS WIRE)--July 18, 2007--PolyMedica Corporation (NASDAQ: PLMD) today announced that Thomas O. Pyle, Chairman of the Board of Directors for PolyMedica, passed away this morning, following a long illness. The Company also announced that James J. Mahoney, Jr., currently a director of PolyMedica, has been named Chairman of the Board.

     Mr. Pyle joined PolyMedica's Board of Directors in May 2004 and was named Chairman of the Board in September 2005. Mr. Pyle's 30-year career in the healthcare field includes serving as Chief Executive Officer of MetLife HealthCare, where he initiated the combination of the MetLife insurance business with that of Travelers, creating METRA, then the largest company in healthcare, and Chief Executive Officer of Harvard Community Health Plan (now Harvard Pilgrim Healthcare) where he oversaw the Company's growth to one of the nation's largest non-profit healthcare organizations. Mr. Pyle also served as a director of numerous public companies and sat on the Boards of both private and non-profit groups. In addition, he was the founding chairman of Controlled Risk Insurance Co., the malpractice insurance company that insures all of the Harvard Medical School faculty and the Harvard-affiliated medical institutions.

     Mr. Mahoney joined PolyMedica's Board in November 2005. Mr. Mahoney currently serves as President and Advisor of the Mahoney Group, a private financial consulting firm that Mr. Mahoney founded in 2004. Prior to founding the Mahoney Group, he co-founded the venture capital and equity investment firm HLM Management Company, where he spent 20 years working with portfolio companies in technology, healthcare services, medical technology and business services. Mr. Mahoney's vast experience includes having served as general partner for Cowen & Company and as a securities analyst at Keystone Custodian Funds. Mr. Mahoney began his career in finance at Touche Ross & Company. He has significant Board experience with public and private companies and charitable organizations.

     Commenting on the announcement, Chief Executive Officer Patrick Ryan said, "We are deeply saddened by Tom's death, and we extend our heart felt sympathies to his family and friends. Tom's leadership has left an indelible imprint upon our company and me personally. We will miss him as both a valuable member of our Board and as a true friend."

     About PolyMedica

     For more than a decade, PolyMedica Corporation has been the nation's largest provider of blood glucose testing supplies and related services to people with diabetes and today serves nearly one million active diabetes patients. The Company also offers a full service pharmacy to meet patients' medication needs and provides patient education to help its patients better manage their health conditions. Through proactive patient outreach, convenient home delivery and administrative support, PolyMedica makes it simple for patients to obtain the supplies and medications they need, while encouraging compliance with physicians' orders. More information about PolyMedica can be found on the Company's website at www.polymedica.com.


     CONTACT: PolyMedica Corporation
              Stephen C. Farrell, 781-486-8111
              President